Exhibit 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey

Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

April 2, 2007

FOR IMMEDIATE RELEASE

Graham Packaging reports gain of $47.5 million in net sales for 2006 and refinancing of Term Loans in Credit Agreements

YORK, Pennsylvania, USA—Graham Packaging Holdings Company (the “Company”), parent company of Graham Packaging Company, L.P., today reported results for the year ended December 31, 2006 and the refinancing of Term Loans under the Company’s Credit Agreements.

Backed by strong investor demand, the Company amended its Credit Agreement to place $1,875.0 million of new term loan borrowings. The proceeds were used to pay off the Company’s existing Term Loan B borrowings of $1,569.9 million, repay in its entirety the Company’s $250.0 million Second Lien Term Loan, reduce its outstanding borrowings under its revolving credit facility by $50.0 million, and pay related fees and expenses. The amendment will reduce the Company’s annual interest costs by greater than $5.0 million and provide for a single financial covenant measured by net leverage.

The Company reported net sales of $2,520.9 million for 2006, an increase of $47.5 million, or 1.9 percent, over net sales of $2,473.4 million for 2005.

The increase in net sales was due to an increase in resin pricing and an increase in units sold. The number of units sold increased by 3.7 percent, principally due to additional business in the food and beverage sector.

Net sales in North America increased by $52.3 million, or 2.4 percent, last year. Net sales in Europe decreased $4.2 million, or 1.7 percent. Container weight-reduction programs and a shift to smaller containers were largely responsible for this decrease, which was partially offset by an increase in volume and favorable exchange rates. Net sales in South America declined by $0.6 million, or 0.9 percent, due to a shift to smaller containers and lower prices, but again were partially offset by favorable exchange rates.

Operating income for 2006 was $116.4 million, a decline of $30.7 million, or 21 percent, compared to 2005, and was adversely impacted by $14 million in losses associated with the disposal of fixed assets.

Exhibit 99.1

Net interest expense increased by $22.6 million in 2006, to $207.0 million, as compared to $184.4 million the year before. The Company also took impairment charges totaling $25.9 million in 2006, compared to $7.3 million in 2005, due to adjustments in the carrying value of goodwill and certain other assets. The company’s income tax provision also increased to $27.6 million in 2006, compared to $14.4 million in 2005, primarily as a result of valuation allowances placed against certain deferred tax assets originally treated as purchased in the acquisition of the O-I Plastic Container business in 2004.

As a result of all of the foregoing factors, the Company experienced a net loss of $120.4 million for the year ended December 31, 2006, compared to net loss of $52.6 million for the year ended December 31, 2005.

Covenant compliance EBITDA* (earnings before interest, taxes, depreciation and amortization) was $418.2 million in 2006, compared to $474.2 million in 2005.

*Covenant compliance EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the Credit Agreement and the Notes, as shown in the table below.

Reconciliation of net loss to EBITDA

Year Ended December 31, 2006 (In millions)
Net loss	$(120.4)
Interest income	(0.5)
Interest expense	207.5
Income tax provision	27.6
Depreciation and amortization	205.5
EBITDA	319.7

Reconciliation of EBITDA to Covenant Compliance EBITDA

Year ended December 31, 2006 (In millions)
EBITDA	$319.7
Impairment charges	25.9
Other non-cash charges (a)	13.8
Fees related to monitoring agreements (b)	5.0
Non-recurring items (c)	53.8
Covenant compliance EBITDA	418.2

(a)	Represents the net loss on disposal of fixed assets.
(b)	Represents annual fees paid to Blackstone and a limited partner of Holdings under monitoring agreements.
(c)	The Company is required to adjust EBITDA, as defined above, for the non-recurring items in the table below:

Exhibit 99.1

Year ended December 31, 2006 (In millions)
Reorganization and other costs (i)	$34.6
Project startup costs (ii)	19.2
53.8
(i)

Represents non-recurring costs related to the integration of O-I Plastic, aborted acquisitions, expenses related to the hurricanes in the United States in the second half of 2005, global reorganization costs and other costs.

(ii)	Represents non-recurring costs associated with project startups.

Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company believes that the inclusion of covenant compliance EBITDA in this annual report on Form 10-K is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreement and the Notes. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies.

Graham Packaging, based in York, is a worldwide leader in technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories. The Company produces more than 20 billion container units at 86 plants in North America, Europe, and South America, and had sales of $2.52 billion in 2006.

The Company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; the leading supplier of plastic containers for liquid laundry detergent; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the Company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the Company’s results of operations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

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